Exhibit 99.1


July 11, 2003

FOR IMMEDIATE RELEASE

CONTACT:
Doug Gulling, Chief Financial Officer
515-222-2309


West Bancorporation, Inc. Announces Purchase of VMF Capital, L.L.C. Holding company purchases Iowa's largest independent investment advisor

West Des Moines, IA (July 11, 2003) - West Bancorporation, Inc., (Nasdaq: WTBA) has entered into an agreement to purchase VMF Capital, L.L.C. ("VMF Capital").

West Bancorporation will pay an undisclosed amount of cash to purchase the assets and assume the liabilities of VMF Capital, which will become a wholly owned subsidiary. The acquisition is expected to be accretive to earnings in 2004. The targeted closing date for the acquisition is October 1, 2003, subject to applicable regulatory approval.

VMF Capital - the largest independent investment advisor in Iowa - provides portfolio management services to individuals, retirement plans, corporations, foundations and endowments. The company specializes in domestic equity and fixed income strategies and has the ability to customize strategies to meet specific investment objectives. VMF Capital has 25 employees in its Cedar Rapids and Clive, Iowa, offices and assets under management of approximately $370 million.

"Asset management is an essential part of the financial products and services we need to provide to our customers," said Thomas E. Stanberry, Chairman, President and Chief Executive Officer of West Bancorporation. "A successful asset manager is based on the quality of its people and its investment performance. We have a long relationship with VMF Capital and are pleased with the people and its investment performance."

"VMF Capital wants to align itself with a partner that can facilitate the continued expansion of our business," said Donald E. Flynn, Managing Partner and CEO of VMF Capital. "We believe West Bancorporation is the organization in Iowa that has the reputation and ability to be that partner."

ABOUT WEST BANCORPORATION
West Bancorporation, Inc. is headquartered in West Des Moines, Iowa and is the parent company of West Bank, which has been serving the greater metropolitan Des Moines area for 110 years. West Bank focuses on lending, deposit services and trust services for consumers and small to medium sized businesses, and is a leader in Small Business Administration (SBA) lending. The Bank has eight full-service offices in central Iowa and a growing network of ATM's. In April, West Bank entered into an agreement to purchase Hawkeye State Bank, a commercial bank with two locations in Iowa City, Iowa. That transaction will be completed July 18. Thereafter, total assets of the Company will be approximately $1 billion. Visit http://www.westbankiowa.com for more information.


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